Exhibit 10.4

REVOLVING CREDIT

PLEDGE AND SECURITY AGREEMENT

dated as of December 21, 2007

between

EACH OF THE GRANTORS PARTY HERETO

and

JPMorgan Chase Bank, N.A.

as Collateral Agent

i

SCHEDULE 4.1	GENERAL INFORMATION
SCHEDULE 4.2	LOCATION OF INVENTORY
SCHEDULE 4.4	PLEDGED DEBT AND INVESTMENT ACCOUNTS
SCHEDULE 4.5	MATERIAL CONTRACTS
SCHEDULE 4.6	DESCRIPTION OF LETTERS OF CREDIT
SCHEDULE 4.7	INTELLECTUAL PROPERTY
SCHEDULE 4.8	COMMERCIAL TORT CLAIMS

EXHIBIT A	PLEDGE SUPPLEMENT
EXHIBIT B	UNCERTIFICATED SECURITIES CONTROL AGREEMENT
EXHIBIT C	SECURITIES ACCOUNT CONTROL AGREEMENT
EXHIBIT D	DEPOSIT ACCOUNT CONTROL AGREEMENT

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of December 21, 2007 (this “Agreement”), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among NEWPAGE CORPORATION, a Delaware corporation, as Borrower (“NewPageCo”), NEWPAGE HOLDING CORPORATION, a Delaware corporation, and CERTAIN SUBSIDIARIES OF NEWPAGECO, as Guarantors, the various lenders party thereto from time to time (the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS, L.P., as Sole Lead Arranger, Sole Bookrunner, and as Administrative Agent (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as Collateral Agent, UBS SECURITIES LLC, as Co-Manager and Syndication Agent, BARCLAYS CAPITAL, as Co-Manager, and BARCLAYS BANK PLC, as Documentation Agent;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained each Grantor and the Collateral Agent:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC, including Health-Care Insurance Receivables.

“Additional Grantors” shall have the meaning assigned in Section 5.3.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean, as to each Grantor, all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect (or any similar or equivalent legislation as in effect in any applicable jurisdiction), or any successor statutes.

“Cash Proceeds” shall have the meaning assigned in Section 7.7.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Collateral Trust Agreement” shall mean the Collateral Trust Agreement, dated as of May 2, 2005, by and among The Bank of New York, its successors and assigns, as Collateral Trustee, the Senior Secured Floating Rate Notes Trustee under the Senior Secured Floating Rate Notes, the Senior Secured Fixed Rate Notes Trustee under the Senior Secured Fixed Rate Notes, and GSCP, its successors and assigns, as Administrative Agent under the Original First Lien Term Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time).

“Copyright Licenses” shall mean any and all written agreements containing the express grant of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B) (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States, Canadian and foreign copyrights (including European Union Community designs), including but not limited to copyrights in software and databases, whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Account Control Agreement” shall have the meaning assigned in Section 4.4.4(c).

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Enforcement Notice” shall have the meaning set forth in the Intercreditor Agreement.

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Grantors” shall have the meaning set forth in the preamble.

“Health-Care Insurance Receivable” shall mean all “health-care-insurance receivable” as defined in Article 9 of the UCC.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Intercompany Notes of Subsidiaries” means all indebtedness owing by NewPageHoldCo or any of its Subsidiaries to NewPageHoldCo or any of its Subsidiaries, whether or not represented by a note or agreement.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of May 2, 2005, among NewPageCo, the Guarantors thereunder, JPMorgan Chase Bank, N.A., as collateral agent under the Original Revolving Credit Agreement, including its successors and assigns from time to time which includes JPMorgan Chase Bank, N.A. as Collateral Agent under this Agreement, and The Bank of New York, as Priority Lien Collateral Trustee under the Original First Lien Term Loan Agreement, including its successors and assigns from time to time, which includes The Bank of New York as Priority Lien Collateral Trustee under the First Lien Term Loan Agreement and The Bank of New York, as Collateral Trustee (as defined in the Collateral Trust Agreement), as it may be amended, supplemented or otherwise modified from time to time.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all such goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all such goods which are returned to or repossessed by any Grantor, all computer programs embedded in any such goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Accounts” shall mean the Collateral Account, Securities Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Debt, the Investment Accounts and certificates of deposit.

“Lenders” shall have the meaning set forth in the recitals.

“Letter of Credit” shall mean “letter of credit” as defined in Article 9 of the UCC.

“Letter of Credit Rights” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

“Money” shall mean “money” as defined in the UCC.

“NewPageCo” shall have the meaning set forth in the recitals.

“Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal, state or provincial statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Sections 9-406 through 409 of the UCC).

“Original First Lien Term Loan Agreement” shall mean that certain Term Loan Credit and Guaranty Agreement, dated as of May 2, 2005, as amended, by and among NewPageCo, NewPageHoldCo and certain subsidiaries of NewPageCo, as Guarantors, the financial institutions from time to time party thereto and GSCP, as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent.

“Original Revolving Credit Agreement” shall mean that certain Revolving Credit and Guaranty Agreement, dated as of May 2, 2005, as amended, by and among NewPageCo, NewPageHoldCo and certain subsidiaries of NewPageCo, as Guarantors, the financial institutions from time to time party thereto and GSCP, as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent.

“Patent Licenses” shall mean all written agreements containing the express grant of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D) (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean all United States, Canadian and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.7(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, Revolving Credit General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Revolving Credit General Intangibles” means all General Intangibles pertaining to any items of Collateral set forth in Section 2.1, including, without limitation, all contingent rights with respect to warranties on Inventory or Accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC).

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the Agents and the Lenders and shall include, without limitation, all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents or Lenders and such Obligations have not been paid or satisfied in full.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

“Separate Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Shared Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Trademark Licenses” shall mean any and all written agreements containing express grant of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all United States, Canadian and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 4.7(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” shall mean any and all written agreements containing the express grant of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such trade secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such trade secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction and the Personal Property Security Act (Nova Scotia), as applicable.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement as in effect on the date hereof without giving effect to any amendments or modifications thereto or, if not defined therein, in the UCC, which for greater certainty shall mean such other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, as applicable, provided that where such defined terms have similar or analogous meanings or where parallel or like concepts for such defined terms exist in such other similar or equivalent legislation to the UCC, then such defined terms or parallel or like concepts shall import the meanings and usages ascribed thereto in such other similar or equivalent legislation. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided and in particular references to “Articles” and/or “Sections” which make reference to any particular piece of legislation or statute, including without limitation, the Bankruptcy Code and/or the UCC shall for greater certainty mean the equivalent section in the applicable piece of legislation to the extent that the context implies reference to such other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, as applicable. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. Any references in this Agreement to “Articles” and/or “Sections” which make reference to any particular piece of legislation or statute, including without limitation, Bankruptcy Code and/or UCC shall for greater certainty mean the equivalent section in the applicable piece of legislation to the extent that the context implies reference to such other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, as applicable. Furthermore, where any such reference is meant to apply to such other similar or equivalent legislation where such other similar or equivalent legislation has parallel or like concepts, then such references shall import such parallel or like concepts from such other similar or equivalent legislation, as applicable.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent for its benefit and for the benefit of the Secured Parties a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under, subject to the limitations set forth in Section 2.2, the following property of such Grantor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”) and a security interest is taken by the Collateral Agent for its benefit and for the benefit of the Secured Parties in such Grantor’s present and after-acquired personal property constituting:

(a) Accounts,

(b) All Inventory;

(c) Documents relating to or evidencing any Inventory or other item of property described in this Section 2.1;

(d) Investment Accounts (including all cash, marketable securities and other funds held in credited to or on deposit in any Investment Account);

(e) Instruments (including Intercompany Notes of Subsidiaries);

(f) Chattel Paper;

(g) Revolving Credit General Intangibles;

(h) Insurance;

(i) Letter of Credit Rights;

(j) Records, including all Collateral Records, “supporting obligations” (as defined in Article 9 of the UCC) and related Letters of Credit, Commercial Tort Claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing;

(k) to the extent not otherwise included above, all Collateral Support relating to any of the foregoing; and

(l) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to any lease, license, contract, Intellectual Property, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above.

2.3 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. Any reference in this Agreement to a “first priority lien” or words of similar effect in describing the security interests created hereunder shall be understood to refer to such priority as set forth in the Intercreditor Agreement. All representations, warranties and covenants in this Agreement shall be subject to the provisions and qualifications set forth in this Section 2.3.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provisions thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Generally.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral free and clear of any and all Liens, rights or claims of all other Persons other than Permitted Liens;

(ii) it has indicated on Schedule 4.1(A)(as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located;

(iii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) other than in connection with Permitted Liens, it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time);

(vi) with respect to each agreement identified on Schedule 4.1(D), it has indicated on Schedule 4.1 (A) and Schedule 4.1(B) the information required pursuant to Section 4.1(a)(ii), (iii) and (iv) with respect to the debtor under each such agreement;

(vii) (u) upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor, (v) upon delivery of all Instruments Chattel Paper and certificated Pledged Debt, (w) upon sufficient identification of Commercial Tort Claims, (x) upon execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to any Investment Account, and (y) upon consent of the issuer with respect to Letter of Credit Rights, the security interests granted to the Collateral Agent hereunder constitute valid and perfected first priority Liens (subject in the case of priority only to Permitted Liens and to the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables) on all of the Collateral;

(viii) after giving effect to the actions described in subsection (vii) above, except as may be required, in connection with the disposition of any Securities, by laws generally affecting the offering and sale of Securities, all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained;

(ix) other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens;

(x) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (other than those which have been obtained) is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (vii) above and (B) as may be required, in connection with the disposition of any Securities, by laws generally affecting the offering and sale of Securities;

(xi) all written information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(xii) none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);

(xiii) it does not own any “As-extracted collateral” (as defined in the UCC) or any timber to be cut other than the “As-extracted collateral” and the timber located on the real property as described on Schedule 4.1(F) hereof;

(xiv) except as described on Schedule 4.1(D), such Grantor has not become bound as a debtor, either by contract or by operation of law, by a security agreement previously entered into by another Person; and

(xv) such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(ii) it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral if such violation could reasonably be expected to have a Material Adverse Effect;

(iii) it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least fifteen (15) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office or jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby;

(iv) if the Collateral Agent or any other Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, it shall use such value for such purposes and such Grantor further agrees that repayment of any Obligation shall apply on a “first-in, first-out” basis so that the portion of the value used to acquire rights in any Collateral shall be paid in the chronological order such Grantor acquired rights therein;

(v) it shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith and as otherwise provided in the Credit Agreement; provided, such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

(vi) upon such Grantor or any Senior Officer of such Grantor obtaining actual knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that would reasonably be expected to have a Material Adverse Effect on the value of the Collateral or any material portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;

(vii) it shall not take or permit any action which would reasonably be expected to materially impair the Collateral Agent’s rights in the Collateral; and

(viii) it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise permitted in accordance with the Credit Agreement.

4.2 Inventory.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) all of the Inventory (other than Inventory in transit) included in the Collateral is kept for the past four (4) years only at the locations specified in Schedule 4.2 (as such schedule may be amended or supplemented from time to time);

(ii) any goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended; and

(iii) except as set forth in Schedule 4.2, none of the Inventory is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.

(b) Covenants and Agreements. Each Grantor covenants and agrees that:

(i) other than Inventory in transit or sold to customers in the ordinary course of business, it shall keep the Inventory and any Documents evidencing Inventory in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless, with respect to any location at which Inventory having a value in excess of $500,000 is located, it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent an Officer’s Certificate (as defined in the Collateral Trust Agreement), and a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least fifteen (15) days prior to any change in locations, identifying such change in the location of and the new location of such Collateral, and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Inventory;

(ii) it shall keep correct and accurate records of the Inventory, as is customarily maintained under similar circumstances by Persons of established reputation engaged in a similar business, and in any event in conformity with GAAP;

(iii) it shall not deliver any Document evidencing any Inventory to any Person other than the issuer of such Document (or to a shipper or freight forwarder acting on such Grantor’s behalf in the ordinary course of business) to claim the goods evidenced therefor or the Collateral Agent; and

(iv) if any Inventory having a value in excess of $750,000 in the aggregate is in possession or control of any third party (other than Inventory in transit and customers purchasing inventory in the ordinary course of business), each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and obtaining an acknowledgment from the third party that it is holding the Inventory for the benefit of the Collateral Agent.

4.3 Receivables.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) each Receivable (a) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (b) is enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, (c) is not subject to any setoffs, defenses, taxes or counterclaims that have not been disclosed to the Collateral Agent (except with respect to refunds, returns and allowances in the ordinary course of business) and (d) is in compliance in all material respects with all applicable laws, whether federal, state, provincial, local or foreign;

(ii) none of the Account Debtors in respect of any Receivable in excess of $1,000,000 individually or $2,000,000 in the aggregate is the government of the United States, any agency or instrumentality thereof, any state, provincial or municipality or any foreign sovereign; and

(iii) no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.3(c).

(b) Covenants and Agreements: Each Grantor hereby covenants and agrees that:

(i) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

(ii) it shall mark conspicuously, in form and manner reasonably satisfactory to the Collateral Agent, all Chattel Paper and Instruments (other than any delivered to the Collateral Agent (or its agent or designee) as provided herein), as well as the Receivables Records with an appropriate reference to the fact that the Collateral Agent has a security interest therein;

(iii) it shall perform in all material respects all of its obligations with respect to the Receivables, except to the extent being contested in good faith, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor;

(iv) other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, following an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

(v) except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable. Notwithstanding the foregoing, the Collateral Agent shall have the right following an Event of Default to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

(vi) it shall use its best efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

(c) Delivery and Control of Receivables. With respect to any Receivables in excess of $500,000 individually or $1,000,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. With respect to any Receivables in excess of $500,000 individually or $1,000,000 in the aggregate which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Collateral Agent (or its agent or designee) control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. Any Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent (or its agent or designee) in accordance with this subsection (c) shall be delivered or subjected to such control upon request of the Collateral Agent.

4.4 Investment Related Property; Pledged Debt; Investment Accounts.

4.4.1 Investment Related Property Generally

(a) Covenants and Agreements. Each Grantor hereby covenants and agrees that to the extent any of the Collateral includes any Investment Related Property:

(i) in the event it acquires rights in any such Investment Related Property after the date hereof, it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other such Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all such Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;

(ii) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any such Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any such Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid by the issuer and all scheduled payments of interest and principal; and

(iii) each Grantor consents to the grant by each other Grantor of a Security Interest in all such Investment Related Property to the Collateral Agent.

(b) Delivery and Control.

(i) To the extent any of the Collateral includes any Investment Related Property, unless prohibited by the Organizational Documents of the issuer of any such Investment Related Property with respect to a joint venture of such Grantor, each Grantor agrees that with respect to any such Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4.1(b) on or before the Closing Date and with respect to any such Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4.1(b) promptly upon acquiring rights therein, in each case in form and substance satisfactory to the Collateral Agent. With respect to any such Investment Related Property in a principal amount in excess of $5,000 individually that is represented by a certificate or that is an “instrument” (other than any such Investment Related Property credited to a Securities Account), subject to the terms of the Intercreditor Agreement, it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any such Investment Related Property that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either, subject to the terms of the Intercreditor Agreement, (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor.

(c) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing to the extent any of the Collateral consists of Investment Related Property:

(1)	except as otherwise provided under the covenants and agreements relating to such Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to such Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent’s reasonable judgment, such action would have a Material Adverse Effect on the value of such Investment Related Property or any part thereof; and provided further, such Grantor shall give the Collateral Agent at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; it being understood, however, that neither the voting by such Grantor of any capital stock owned by such Grantor for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to routine matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 4.4(c)(i)(1), and no notice of any such voting or consent need be given to the Collateral Agent; and

(2)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;

(3)	Upon the occurrence and during the continuation of an Event of Default and any Grantors’ receipt of notice of exercise by the Collateral Agent of any powers, rights, privileges and remedies available upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement:

(A)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

4.4.2 Pledged Debt

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the date of this Agreement, that Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor (other than Pledged Debt owned by another Grantor or one of its Subsidiaries), all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default; and

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that it shall notify the Collateral Agent of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect.

4.4.3 Investment Accounts

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:

(i) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Securities Accounts” all of the Securities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account on Schedule 4.4, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto or the Priority Lien Collateral Trustee (as defined in the Intercreditor Agreement)) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or securities or other property credited thereto;

(ii) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account on Schedule 4.4 and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto or the Priority Lien Collateral Trustee) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(iii) Each Grantor has taken all actions necessary or desirable, including those specified in Section 4.4.3(c), to: (a) establish Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Collateral constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements (each as defined in the UCC); (b) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than those Deposit Accounts not subject to such requirement under Section 4.4.3(c)); and (c) deliver all Instruments to the Collateral Agent.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that it shall not close or terminate any Investment Account without prior notice to the Collateral Agent or establish any additional Investment Accounts unless a control agreement has been entered into by the appropriate Grantor, Collateral Agent and securities intermediary or depository institution at which such additional account is to be maintained in accordance with the provisions of Section 4.4.3(c).

(c) Delivery and Control

(i) With respect to any Investment Accounts consisting of Securities Accounts or Securities Entitlements, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement substantially in the form of Exhibit C hereto (or otherwise reasonably acceptable to the Collateral Agent) pursuant to which it shall agree to comply with the Collateral Agent’s “entitlement orders” without further consent by such Grantor. With respect to any Investment Related Property that is a “Deposit Account,” it shall cause the depositary institution maintaining such account to enter into an agreement substantially in the form of Exhibit D hereto (or otherwise reasonably acceptable to the Collateral Agent) (a “Deposit Account Control Agreement”), pursuant to which the Collateral Agent shall have both sole dominion and control over such Deposit Account (within the meaning of the common law), subject to the terms of the Intercreditor Agreement, and “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account; provided that the Grantors shall not be required to comply with this sentence with respect to Deposit Accounts that (A) are used exclusively to fund payroll or (B) have an aggregate balance for all such Deposit

Accounts of $5,000,000 or less. Subject to the proviso to the immediately preceding sentence, each Grantor shall have entered into such control agreement or agreements with respect to: (i) subject to clause (iii) below, any Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the Closing Date, as of or prior to the Closing Date, (ii) any Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts and (iii) no later than ninety (90) days after the Closing Date (as such date may be extended by the Administrative Agent), any Securities Accounts, Securities Entitlements or Deposit Accounts to the extent held at a financial institution located in Canada. If any Grantor fails to comply with this covenant with respect to Deposit Accounts, such Grantor shall have ten (10) days to either (x) transfer funds in an amount sufficient to bring such Grantor into compliance with this covenant from Deposit Accounts not covered by Deposit Account Control Agreements to Deposit Accounts covered by Deposit Account Control Agreements or (y) enter into one or more Deposit Account Control Agreements with the Collateral Agent and the depository institutions at which such Deposit Accounts are not covered by Deposit Account Control Agreements maintained in accordance with the provisions of this Section 4.4.4(c) such that Grantors will then be in compliance with this covenant. Failure to comply within such ten (10) day period shall constitute an Event of Default. Reference is hereby made to that certain Blocked Account Control Agreement, dated as of May 2, 2005, by and among NewPageCo, JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent for the Revolving Credit Claimholders (as defined in the Intercreditor Agreement), including its successors and assigns from time to time (the “Revolving Credit Agent”), and The Bank of New York, in its capacity as Priority Lien Collateral Trustee for the Priority Lien Claimholders (as defined in the Intercreditor Agreement), including its successors and assigns from time to time (the “Priority Lien Collateral Trustee”; and together with the Revolving Credit Agent, the “Collateral Lien Holders”) and JPMorgan Chase Bank, N.A as the Depository, entered into with respect to the post office box and Deposit Accounts identified therein (the “2005 Deposit Account Control Agreement”). NewPageCo and the other Grantors party hereto hereby agree and acknowledge that the 2005 Deposit Account Control Agreement shall be deemed to constitute a “Deposit Account Control Agreement” that has been executed and delivered in connection with this Agreement in order to perfect the security interest granted to the Collateral Agent (for the benefit of itself and the other Secured Parties) hereunder.

(ii) In addition to the foregoing, if any issuer of any Investment Related Property included in the Collateral is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent, unless the Collateral Agent, in its reasonable judgment, determines that the cost of such actions is excessive relative to the value of such Investment Related Property or that such actions would materially interfere with the Grantor’s ability to use a Securities Account or Deposit Account in the ordinary course of business. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of such Investment Related Property to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any such Investment Related Property for certificates or instruments of smaller or larger denominations.

4.5 Material Contracts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.5 (as such schedule may be amended or supplemented from time to time) sets forth all of the Material Contracts to which such Grantor has rights;

(ii) the Material Contracts, true and complete copies (including any amendments or supplements thereof) of which have been furnished to the Collateral Agent, have been duly authorized, executed and delivered by Grantors and all other parties thereto, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. There exists no material default under any Material Contract by any Grantor or any other party thereto and neither such Grantor, nor to its knowledge, any other Person party thereto is likely to become in default thereunder and no Person party thereto has any defenses, counterclaims or right of set-off with respect to any Material Contract; and

(iii) no Material Contract prohibits assignment or requires consent of or notice to any Person in connection with the assignment to the Collateral Agent hereunder, except such as has been given or made or which such Grantor is using its commercially reasonable efforts to obtain.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) After the occurrence and during the continuance of an Event of Default, in addition to any rights under the Section of this Agreement relating to Receivables, the Collateral Agent may at any time notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Collateral Agent therein and may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the counterparty to make all payments under the Material Contracts directly to the Collateral Agent;

(ii) each Grantor shall deliver promptly to the Collateral Agent notice of any Material Contract as required pursuant to Section 5.1 of the Credit Agreement;

(iii) each Grantor shall deliver promptly to the Collateral Agent (1) information with respect to any Material Contract of such Grantor that is terminated or amended in a manner that is materially adverse to such Grantor or (2) any new Material Contract that is entered into by such Grantor, as required by Section 5.1 of the Credit Agreement;

(iv) it shall perform in all material respects all of its obligations with respect to the Material Contracts except to the extent contested in good faith, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor;

(v) it shall promptly and diligently exercise each material right it may have under any Material Contract, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable; and

(vi) it shall use its best efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Material Contract, except where, in its business judgment, it concludes that loss or relinquishment will not have a Material Adverse Effect.

4.6 Letter of Credit Rights.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) all material letters of credit to which such Grantor has rights are listed on Schedule 4.6 (as such schedule may be amended or supplemented from time to time) hereto; and

(ii) it has obtained the consent of each issuer of any letter of credit in an undrawn face amount of $250,000 or more in the aggregate to the assignment of the proceeds of the letter of credit to the Collateral Agent.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any letter of credit hereafter arising in an undrawn face amount of $250,000 or more in the aggregate it shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.

4.7 [Reserved]

4.8 Commercial Tort Claims

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that Schedule 4.8 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor relating primarily to the Collateral in excess of $500,000 in the aggregate; and

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim relating primarily to the Collateral in excess of $500,000 in the aggregate hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

SECTION 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1 Access; Right of Inspection. The Collateral Agent shall at all times have full and free access during normal business hours and upon reasonable prior notice to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall at all times also have the right to enter any premises of each Grantor during normal business hours and upon reasonable prior notice and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

5.2 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) at any reasonable time, upon prior written notice and upon request by the Collateral Agent, and subject to Sections 5.6 and 9.2 of the Credit Agreement, allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent; and

(iii) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Collateral Agent from time to time the statements and schedules further identifying and describing the Collateral and the other reports in connection with the Collateral as are provided in Section 5.15 of the Credit Agreement.

5.3 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such counterpart agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if the Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of NewPageCo to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property constituting Collateral in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation,

access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, and which the applicable Grantor has not paid or discharged when required hereunder, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7. REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor (or such greater minimum amount if prescribed by an applicable law) of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent and each Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

7.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all Secured Obligations (other than (i) obligations with respect to any purchasing card or similar program owed to any Lender, any Affiliate of any Lender, the Administrative Agent or the Collateral Agent and (ii) Bank Services Obligations); third, ratably, to all Obligations (not to exceed $3,000,000 in the aggregate) owed to any Lender, any Affiliate of any Lender, the Administrative Agent or the Collateral Agent arising from any purchasing card or similar program; fourth, to Banking Services Obligations (not to exceed $20,000,000); and fifth, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

7.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4 Deposit Accounts.

If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

7.5 Investment Related Property.

Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state and provincial securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral consisting of Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state and/or such provincial securities laws, to limit purchasers to those who will agree, among other things, to acquire such Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any such Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state or provincial securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of such Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any of the shares of capital stock owned by any such Grantor to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in such Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.6 Intellectual Property.

For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies herein at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

7.7 Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, from and after the receipt of an Activation Notice from the Collateral Agent in accordance with the Credit Agreement, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) in the Concentration Account shall be forwarded daily to the Collection Account, which shall be under the exclusive dominion and control of the Collateral Agent, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to Section 4.4.1(a)(ii), be forwarded to the Collection Account in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) shall be applied as set forth in Section 9.1 of the Credit Agreement.

SECTION 8. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders.

Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations and the cancellation or termination of the Commitments, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations and the cancellation or termination of the Commitments, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination.

SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 11.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the Credit Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER SECURITY DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE INTENTS AND PURPOSES OF THE OTHER SECURITY DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS, INCLUDING CONTRACT CLAIMS,

TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HERETO HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH PARTY HERETO WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF OR TO THIS AGREEMENT OR ANY OF THE OTHER SECURITY DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING THERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEWPAGE CORPORATION

By:	/s/ Jason Bixby
Name:	Jason Bixby
Title:	Chief Financial Officer

NEWPAGE HOLDING CORPORATION

By:	/s/ Jason Bixby
Name:	Jason Bixby
Title:	Chief Financial Officer

CHILLICOTHE PAPER INC.
NEWPAGE ENERGY SERVICES LLC
UPLAND RESOURCES, INC.
RUMFORD COGENERATION, INC.
RUMFORD FALLS POWER COMPANY
ESCANABA PAPER COMPANY
LUKE PAPER COMPANY
RUMFORD PAPER COMPANY
WICKLIFFE PAPER COMPANY LLC
STORA ENSO NORTH AMERICA INC.
STORA ENSO NORTH AMERICA CORP.
STORA ENSO PORT HAWKESBURY LIMITED
STORA ENSO NORTH AMERICA CANADIAN SALES, LLC

By:	/s/ Jason Bixby
Name:	Jason Bixby
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
as the Collateral Agent

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director